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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209475

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 8, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated February 11, 2016)

12,000,000 Shares

Class A Common Stock

Sinclair Broadcast Group, Inc.

        Sinclair Broadcast Group, Inc. is offering 12,000,000 shares of its Class A common stock. Our Class A common stock is quoted on The NASDAQ Global Select Market under the symbol "SBGI." The last reported sale price of our Class A common stock on The NASDAQ Global Select Market on March 7, 2017 was $42.30 per share.

        Investing in our Class A common stock involves risks. See "Risk factors" beginning on page S-8.

	Per Share	Total

Initial price to public	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to Sinclair Broadcast Group, Inc.	$	$

        We have granted the underwriters a 30-day option to purchase up to an additional 1,800,000 shares of Class A common stock at the initial public offering price less the underwriting discount.

        None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares on or about March     , 2017.

Joint Book-Running Managers

Wells Fargo Securities	J.P. Morgan	RBC Capital Markets

Co-Managers

BofA Merrill Lynch Citizens Capital Markets LionTree	Deutsche Bank Securities Mizuho Securities	SunTrust Robinson Humphrey MUFG Moelis & Company

Prospectus Supplement dated            , 2017.

        You may rely on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you. Neither the delivery of this prospectus supplement nor the sale of common stock means that information contained in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or the solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described below under the headings "Where You Can Find More Information" and "Incorporation by Reference."

        In this prospectus supplement, unless otherwise indicated or the context otherwise requires, we refer to Sinclair Broadcast Group, Inc. as "Sinclair" and Sinclair Television Group, Inc. as "STG". STG is a direct, wholly-owned subsidiary of Sinclair. The terms "we", "us" and "our" refer to Sinclair and all of its subsidiaries, unless otherwise indicated or the context otherwise requires.

INDUSTRY AND MARKET DATA

        The market data and other statistical information (such as the size of certain markets and our position and the position of our competitors within their markets) used throughout this prospectus supplement (including the documents incorporated by reference in this prospectus supplement) are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties, including those discussed under the captions "Risk Factors" and "Forward-Looking Statements" in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2016. As a result, although we believe these sources are reliable, neither we nor any of the underwriters has independently verified the information and cannot guarantee its accuracy and completeness.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain and incorporate by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including statements with regard to our ability to fund our operations, synergies, our future financing needs, potential future acquisitions and investments, including expected synergies therefrom, our pro forma financial results and the offering contemplated hereby and statements about industry trends and projected results in our industry, are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "target," "expects," "management believes," "we believe," "we intend," "we may," "we will," "we should," "we seek," "we plan," the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus supplement. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus supplement and the accompanying prospectus and in documents incorporated herein by reference, including those set forth under the caption "Risk Factors," describe factors, among others, that could contribute to or cause these differences. Because the factors discussed in this prospectus supplement and the accompanying prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

iii

SUMMARY

        This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the shares we are offering as well as information regarding our business and detailed financial data. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including especially the "Risk Factors" section, as well as the documents to which we have referred you under "Where You Can Find More Information" below, before making an investment decision.

 Our company

        General.    We are a diversified television broadcasting company with national reach with a strong focus on providing high-quality content on our local television stations and digital platforms. The content, distributed through our broadcast platform, consists of programming provided by third-party networks and syndicators, local news, our own networks, and other original programming produced by us. We also distribute our original programming, and owned and operated networks, on other third-party platforms. Additionally, we own digital and internet media products that are complementary to our extensive portfolio of television station related digital properties. We focus on offering marketing solutions to advertisers through our television and digital platforms and digital marketing services. Outside of our media related businesses, we operate technical services companies focused on supply and maintenance of broadcast transmission systems as well as research and development for the advancement of broadcast technology, and we manage other non-media related investments.

        Broadcast.    As of December 31, 2016, our broadcast distribution platform is a single reportable segment for accounting purposes. It consists primarily of our broadcast television stations, which we own, provide programming and operating services pursuant to local marketing agreements (LMAs), or provide sales services and other non-programming operating services pursuant to other outsourcing agreements (such as JSAs and SSAs) to 173 stations in 81 markets. These stations broadcast 483 channels, including 221 channels affiliated with primary networks or program service providers comprised of: FOX (54), ABC (36), CBS (30), NBC (22), CW (43), and MyNetworkTV (MNT) (36). The other 262 channels broadcast programming from Antenna TV, American Sports Network (ASN), Azteca, Bounce Network, COMET, Decades, Estrella TV, Get TV, Grit, Me TV, MundoFox, Retro TV, Telemundo, This TV, News & Weather, Univision, Zuus Country, and two channels broadcast independent programming. For purposes of this prospectus supplement, these channels are referred to as "our" stations. As of December 31, 2016, our stations reach over 38.0% of U.S. television households, and we are affiliated with all major networks. Our primary types of programming and their approximate percentages of 2016 net time sales were local news (32%), syndicated programming (30%), network programming (25%), sports programming (9%) and direct advertising or paid programming (4%).

        Our broadcast segment provides free over-the-air programming to television viewing audiences in the communities we serve through our local television stations. The programming that we provide on our primary channels consists of network provided programs, locally-produced news, local sporting events, programming from program service arrangements, syndicated entertainment programs, and internally originated programming provided by our other media subsidiaries. We provide live local sporting events on many of our stations by acquiring the local television broadcast rights for these events. Additionally, we purchase and barter for popular syndicated programming from third party television producers.

        We are one of the nation's largest producer of local news. We produce approximately 2,200 hours of news per week at 112 stations in 76 markets, including three stations which produce news pursuant to a local news sharing arrangement for competitive stations in that market. We have 20 stations which have local news sharing arrangements with a competitive station in that market that produces the news aired on our station.

        Our primary source of revenue is the sale of commercial inventory on our television stations to our advertising customers. We also earn revenues by providing digital content to non-linear devices via websites, mobile, and social media advertisements. Our objective is to meet the needs of our advertising customers by delivering significant audiences in key demographics. Our strategy is to achieve this objective by providing quality local news programming, popular network, syndicated and live sports programs, and other original content to our viewing audience. We attract most of our national television advertisers through national marketing representation firms which have offices in New York City, Los Angeles, Chicago and Atlanta. Our local television advertisers are attracted through the use of a local sales force at each of our television stations, which is comprised of approximately 700 sales account executives and 100 local sales managers company-wide.

        We also earn revenue from our retransmission consent agreements through payments from multichannel video programming distributors ("MVPDs") in our markets. The MVPDs are local cable companies, satellite television, and local telecommunication video providers. The revenues primarily represent payments from the MVPDs for access to our broadcast signal and are typically based on the number of subscribers they have. Our net retransmission revenue grew over 20% in 2016 over 2015 on a pro forma basis assuming all acquisitions during 2015 and 2016 had occurred as of January 1, 2015.

        Our operating results are subject to cyclical fluctuations from political advertising. Political spending has been significantly higher in the even-number years due to the cyclicality of political elections. In addition, every four years, political spending is typically elevated further due to the advertising related to the presidential election. Because of the political election cyclicality, there has been a significant difference in our operating results when comparing even-numbered years' performance to the odd numbered years' performance. Additionally, our operating results are impacted by the number and importance of individual political races and issues discussed on a national level as well as those within the local communities we serve. We believe political advertising will continue to be a strong advertising category in our industry. With increased spending by Political Action Committees (PACs), including so-called Super PACs, and as political-activism around social, political, economic and environmental causes continues to draw attention, political advertising levels may increase further.

        Original Networks and Content.    We own and operate various networks carried on distribution platforms owned by us or others: Tennis Channel (Tennis), a cable network acquired in March 2016, which includes coverage of the top 100 tournaments and original professional sport and tennis lifestyle shows; COMET, our science fiction multicast network which debuted in October 2015; and ASN, our regional sports network.

        In the first quarter of 2017, we launched CHARGE!, our adventure and action-based emerging network, and TBD, the first multiscreen TV network in the U.S. market to bring premium internet-first content to TV homes across America.

        Our internally developed content includes Ring of Honor ("ROH"), our professional wrestling promotion and Full Measure with Sharyl Attkisson ("Full Measure"), our national Sunday morning investigative and political analysis program, launched in October 2015.

        Digital and Internet.    Sinclair Digital Ventures focuses on investment in emerging digital technologies and digital content companies that support and expand Sinclair's digital capabilities and non-linear footprint. We earn revenues from Compulse Integrated Marketing, a full service digital agency which uses our digital expertise to help businesses run social media, search, advertising, email marketing, web design, mobile marketing, creative services, and navigate and compete in a world of constant innovation and changes in consumer behavior. Circa is a national digital news operation offering video-rich news and entertainment tailored for mobile devices and aimed at the younger demographic. Our digital revenue grew 23% in 2016 over 2015 on a pro forma basis assuming all acquisitions during 2015 and 2016 had occurred as of January 1, 2015.

        Technical Services.    We own subsidiaries which are dedicated to providing broadcast related technical services to the broadcast industry including: Acrodyne Technical Services, a provider of service and support for broadcast transmitters throughout the world; Dielectric, a designer and manufacturer of broadcast systems including all components from transmitter output to antenna; and ONE Media, a technology innovator at the forefront of developing industry standards and related technologies for Next Generation Broadcast Platforms (Next Gen) encompassing its flexible and enhanced vision for broadcasting. In April 2016, we launched ONE Media 3.0, a wholly-owned subsidiary whose purpose will be to develop business opportunities, products, and services associated with the ATSC 3.0 "Next Generation" broadcast transmission standard and TV platform.

        Other Non-media Investments.    We own various non-media related investments through our subsidiary Keyser Capital which is an originator, underwriter, and manager of our investments across multiple asset classes including private equity, mezzanine financing, and real estate investments. Some of the largest investments include: Triangle Sign and Service (Triangle), a sign designer and fabricator; Bay Creek South (Bay Creek), a land developer for a planned resort community in Cape Charles, VA; and Jefferson Place, a mixed use land development project in Frederick, MD.

        We have pursued and intend to selectively continue to pursue strategic acquisitions of television stations, cable networks, digital interactive companies, content creators, and content distributors, as well as investments in strategic broadcast partnerships and spectrum opportunities. Since 2008, we have significantly increased our revenue and EBITDA while simultaneously reducing our net leverage (ratio of debt to EBITDA) to less than 4.5x with an approximately 5% average cost of debt. Any acquisitions or investments are subject to market conditions, liquidity and the availability of attractive opportunities. The size of potential targets may be in the range of previously announced acquisitions, but could be larger or smaller depending on various factors. We are continuously reviewing candidates and/or negotiating new potential acquisitions. The timing of any acquisition, including those which we are currently evaluating, to the extent we are able to reach agreement on final terms, is highly uncertain.

Industry trends

        Solid industry fundamentals.    Broadcast television continues to be the leading choice among advertisers to reach consumers in an increasingly fragmented media landscape. According to the Television Bureau of Advertising, television penetrates into more than 95% of all U.S. households. As measured by the Nielsen Company ("Nielsen") during the 2016/2017 broadcast season through January 29, 2017, 88 of the top 100 rated programs in the U.S. were broadcast programs, and only two of the top 25 rated programs were on cable networks. Additionally, American adults on average spend four hours and six minutes per day engaged with live television, more than any other information / entertainment medium. According to the Pew Research Center, television also remains the most popular source of news among U.S. adults, compared with online, radio and print newspapers.

        Continued diversification of revenue streams.    Television broadcasting revenue is increasingly less dependent on traditional spot ad revenue, driven by the increase in retransmission and digital revenue. According to SNL Kagan, industry gross retransmission revenue was estimated to be $7.7 billion in 2016 and is projected to grow to $10.6 billion in 2020, a compound annual growth rate ("CAGR") of 8.5%. Television digital revenue was estimated by SNL Kagan to be $2.1 billion in 2016 and is projected to grow to $2.7 billion by 2020, a CAGR of 6.5%. In contrast, core ad revenue (local and national spot excluding political), which represented 73% of television revenue in 2012 and an estimated 59% of television revenue in 2016, is projected by SNL Kagan to represent 54% of television revenue in 2020, with total core ad revenue projected by SNL Kagan to grow 1.4% annually from 2016 to 2020.

        Growth in retransmission revenues.    According to SNL Kagan, in 2016 television broadcasters received a mere 14% of the total $53 billion programming fee market (including affiliate fees paid by MVPDs to cable and regional sports networks) despite television broadcasting representing approximately 34% of audience share, which further confirms our expectation of increasing retransmission revenues. Industry gross retransmission revenue is projected by SNL Kagan to reach $11.6 billion by 2022, up from $4.9 billion in 2014 (12% CAGR); industry net retransmission revenue is projected to reach $5.1 billion by 2022, up from $3.0 billion in 2014 (7% CAGR).

        Growth in political advertising spending.    Local news broadcasts are one of the key channels for political advertisers to connect with potential voters. As a result, the bulk of political advertising dollars are spent on local broadcast stations, especially those with a strong news presence. According to SNL Kagan, political spending on local television is projected to grow from $2.9 billion in 2016 to $3.5 billion in 2020, a CAGR of 4.8%. The continued increase in political advertising spend is partially driven by the United States Supreme Court decision in Citizens United v. Federal Election Commission in which the Supreme Court ruled that federal laws limiting issue advocacy by for-profit and non-profit corporations are unconstitutional. With increased spending by PACs, including the so-called Super PACs, and as political activism around social, political, economic and environmental causes continues to draw attention, political advertising levels may increase further.

Recent developments

        Alarm Funding Sale.    On March 7, 2017, we announced that our subsidiary, Keyser Capital, has sold Alarm Funding Associates ("Alarm Funding") to RPAFA Investors, LLC, an investment vehicle of Riverside Partners, for $200.0 million. Alarm Funding is the 20th largest security alarm company in the U.S. Keyser Capital purchased Alarm Funding in November 2007 and has invested capital of approximately $10.5 million. After the repayment of debt and other costs, we will realize approximately $70 million in pre-tax net cash proceeds or a multiple of approximately 6.7x on invested capital.

The offering

Common stock offered by us	12,000,000 shares of Class A common stock.
Common stock to be outstanding after this offering	76,816,329 shares of Class A common stock (78,616,329 shares of Class A common stock if the underwriters exercise the option discussed below in full).
Option to purchase additional shares

We have granted the underwriters an option to purchase up to an additional 1,800,000 shares at the public offering price less the underwriting discounts and commissions, which option may be exercised at any time in whole, or from time to time in part, on or before the 30th day following the date of this prospectus supplement.

Use of proceeds

We intend to use the net proceeds from this offering to fund future acquisitions and for general corporate purposes. Pending application of the net proceeds, we may use the net proceeds to temporarily repay all or a portion of borrowings outstanding under the revolver portion of our credit facility. To the extent the company utilizes all or any portion of the proceeds of the offering to repay its revolver, then the underwriters or their affiliates may receive more than 5% of the proceeds of this offering.

NASDAQ Global Select Market symbol	"SBGI."
Risk factors	See "Risk factors" beginning on page S-8 for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our Class A common stock.
Voting rights

Each holder of our Class A common stock is entitled to one vote per share on all matters to be voted on by stockholders. Each holder of our Class B common stock is entitled to 10 votes per share on all matters to be voted on by our stockholders.

        The number of shares of Class A common stock that will be outstanding after this offering is based on the number of shares outstanding at March 6, 2017, does not include any securities convertible into or exercisable for Class A common stock, and assumes 12,000,000 shares of Class A common stock are sold in this offering. We may elect to sell more or less than this number of shares in this offering based on market conditions and other factors in our sole discretion.

 Summary historical consolidated financial information

        The following table sets forth our summary historical consolidated financial information for the periods indicated. We have derived the summary financial information for each of the years ended December 31, 2014 through December 31, 2016 from our audited consolidated financial statements. The audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 (the "Annual Report") are incorporated by reference herein. This summary financial information should be read in conjunction with the section entitled "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and related notes thereto contained in our Annual Report, which is incorporated herein by reference. See "Where you can find more information" and "Incorporation by reference."

	Years ended or as of December 31,
	2016	2015	2014
	(in thousands, except per share data)
Statements of operations data:
Media revenues(a)	$2,499,549	$2,011,946	$1,784,641
Revenues realized from station barter arrangements	135,566	111,337	122,262
Other non-media revenues	101,834	95,853	69,655

Total revenues	2,736,949	2,219,136	1,976,558
Media production expenses	953,089	733,199	578,687
Media selling, general and administrative expenses	501,589	431,728	372,220
Expenses recognized from station barter arrangements	116,954	93,204	107,716
Depreciation and amortization(b)	282,324	264,887	228,787
Amortization of program contract costs and net realizable value adjustments	127,880	124,619	106,629
Other non-media expenses	80,648	71,803	55,615
Corporate general and administrative expenses	73,556	64,246	62,495
Research and development	4,085	12,436	6,918
(Gain) loss on asset dispositions	(6,029)	278	(37,160)

Operating income	602,853	422,736	494,651
Interest expense and amortization of debt discount and deferred financing costs	(211,143)	(191,447)	(174,862)
Loss from extinguishment of debt	(23,699)	—	(14,553)
Income from equity and cost method investees	1,735	964	2,313
Other income, net	3,144	1,540	4,998

Income before income taxes	372,890	233,793	312,547
Income tax provision	(122,128)	(57,694)	(97,432)

Net income	$250,762	$176,099	$215,115
Net income attributable to noncontrolling interest	(5,461)	(4,575)	(2,836)

Net income attributable to Sinclair Broadcast Group	$245,301	$171,524	$212,279

	Years ended or as of December 31,
	2016	2015	2014
	(in thousands, except per share data)
Earnings per common share attributable to Sinclair Broadcast Group:
Basic earnings per share	$2.62	$1.81	$2.19
Diluted earnings per share	$2.60	$1.79	$2.17
Dividends declared per share	$0.71	$0.66	$0.63
Balance sheet data:
Cash and cash equivalents	$259,984	$149,972	$17,682
Total assets	$5,963,168	$5,432,315	$5,410,328
Total debt(c)	$4,203,848	$3,854,360	$3,886,872
Total equity	$557,936	$499,678	$405,343

(a)
Media revenues is defined as broadcast revenues, net of agency commissions, retransmission fees and other media related revenues.

(b)
Depreciation and amortization includes depreciation and amortization of property and equipment and amortization of definite-lived intangible assets and other assets.

(c)
Total debt is defined as notes payable, capital leases and commercial bank financing, including the current and long-term portions.

RISK FACTORS

        An investment in our Class A common stock involves a significant degree of risk. You should carefully consider the following risk factors regarding the Class A common stock and this offering, as well as the risk factors incorporated by reference in this offering memorandum from our Annual Report on Form 10-K for the year ended December 31, 2016 under the heading "Risk Factors", together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase shares. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our financial condition and business operations. If any of the following risks actually occurs, our business's financial condition and operating results would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in those forward-looking statements. See "Forward-Looking Statements."

Risks related to the Class A common stock

The Smiths exercise control over most matters submitted to a stockholder vote and may have interests that differ from other securityholders. They may, therefore, take actions that are not in the interests of other securityholders.

        David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith hold shares representing approximately 77.5% of the common stock voting rights of us as of March 6, 2017 (74.7% as adjusted to give effect to the offering of Class A common stock described in this prospectus supplement and 74.3% if the underwriters exercise their option to purchase additional shares in full). As a result, they control the outcome of most matters submitted to a vote of shareholders, including, but not limited to, electing directors, adopting amendments to our certificate of incorporation and approving corporate transactions. The Smiths hold substantially all of the Class B Common Stock, which have ten votes per share. Our Class A Common Stock has only one vote per share. In addition, the Smiths hold half our board of directors' seats and, therefore, have the power to exert significant influence over our corporate management and policies. The Smiths have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to our board of directors until December 31, 2025.

        Although in the past the Smiths have recused themselves from related person transactions, circumstances may occur in which the interests of the Smiths, as the controlling security holders, could be in conflict with the interests of other security holders and the Smiths would have the ability to cause us to take actions in their interest. In addition, the Smiths could cause us to pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other security holders. Further, the concentration of ownership the Smiths have may have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

        Significant divestitures by the Smiths could cause them to own or control less than 51% of the voting power of our shares, which would in turn give Cunningham Broadcasting Corporation ("Cunningham"), the right to terminate the LMAs and other outsourcing agreements with Cunningham due to a "change in control." Any such terminations would have an adverse effect on our results of operations. The FCC's multiple ownership rules limit our ability to operate multiple television stations in some markets and may result in a reduction in our revenue or prevent us from reducing costs. Changes in these rules may threaten our existing strategic approach to certain television markets. See the risk factor in our Annual Report on Form 10-K for the year ended December 31, 2016 regarding the FCC's multiple ownership rules.

Future sales of our Class A common stock, or the possibility or perception in the public markets that these sales may occur, could depress our stock price.

        Sales of a substantial number of shares of our Class A common stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our Class A common stock. Substantially all of the shares of our Class A common stock (and our Class B common stock, which is convertible into Class A common stock on a one for one basis) are available for resale in the public market, other than shares held by our "affiliates," which are subject to certain restrictions and limitations set forth in Rule 144 of the Securities Act. Registration of the sale of these shares of our Class A common stock (including upon conversion of our Class B common stock into Class A common stock) would permit their sale into the market immediately. Upon registration of any of these shares for resale, the market price of our Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

        We and our executive officers and directors have agreed, subject to certain exceptions, not to dispose of or hedge any of the shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement. The representatives of the underwriters may, in their sole discretion, release any of these shares from these restrictions at any time without notice. See "Underwriting."

        After the expiration of the lock-up period, shares subject to the lock-up agreements may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with the volume restrictions and other securities laws. To the extent that any of these stockholders sell, or indicate an intent to sell, substantial amounts of our Class A common stock in the public market after the contractual lock-ups and other legal restrictions on resale discussed in this prospectus supplement lapse, the trading price of our Class A common stock could decline significantly.

The market price of our Class A common stock may be volatile, which could cause the value of our Class A common stock to decline.

        The market price of our Class A common stock may be volatile due to a number of factors such as those listed under the caption "—Risks related to our operations" in our Annual Report on Form 10-K for the year ended December 31, 2016 and the following, some of which are beyond our control:

  •
  quarterly variations in our results of operations;

  •
  results of operations that vary from the expectations of securities analysts and investors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  announcements by third parties of significant claims or proceedings against us;

  •
  future sales of our Class A common stock;

  •
  general U.S. and global economic conditions;

  •
  strategic actions by us or our competitors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

  •
  risks related to our business and our industry, including those discussed above; and

  •
  investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives.

        Furthermore, the stock market can experience extreme volatility that in some cases has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance.

        In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of our senior management team from our business regardless of the outcome of such litigation.

Our actual operating results may differ significantly from our guidance.

        From time to time, we release guidance regarding our future performance that represents our management's estimates as of the date of release. This guidance, which consists of forward-looking statements, is prepared by our management and is qualified by, and subject to, the assumptions and the other information contained or referred to in the release. Neither our independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

        Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We sometimes state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

        Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the further in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

        Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this prospectus supplement could result in the actual operating results being different than the guidance, and such differences may be adverse and material.

        In addition, we have disclosed, and may from time to time disclose or announce, potential synergies that may be obtained in the future as a result of closed and pending acquisitions, including measures of revenue and profitability that give effect to potential synergies. Our determination of potential synergies (and such measures of revenue and profitability) is based upon various assumptions and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are based upon specific assumptions with respect to future business decisions, some of which will change. We cannot guarantee that we will necessarily generate all of the anticipated synergies from acquisitions. All disclosures regarding synergies (and any related measures of revenue and profitability) should be reviewed together with the "Risk Factors" included in and incorporated by reference into this prospectus supplement.

If securities analysts do not continue to publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

        We expect that the trading price of our Class A common stock may be affected by research or reports that industry or financial analysts publish about our business. If one or more of the analysts who cover us downgrade their evaluations of our Class A common stock, the price of our stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our Class A common stock, which in turn could cause our stock price to decline.

Certain tax and anti-takeover provisions of our articles of incorporation, our bylaws and Maryland law, as well as the concentration of voting rights in the Smiths, may inhibit a change of control of our company.

        Certain provisions contained in our articles of incorporation and bylaws and the Maryland General Corporation Law may discourage a third party from making a tender offer or acquisition proposal to us. These provisions could delay, deter or prevent a change in control or the removal of existing management. These provisions also may delay or prevent our stockholders from receiving a premium for their common stock over then-prevailing market prices. These provisions include:

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  authorization of the issuance of our preferred stock with powers, preferences or rights to be determined by the Board of Directors;

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  special meetings of our stockholders may be called only by the Chairman of the Board, the president, a vice president, by a majority of the directors or by stockholders possessing no less than a majority of all the votes entitled to be cast at the meeting;

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  the Board of Directors, without a stockholder vote, can classify or reclassify unissued shares of preferred stock;

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  a member of the Board of Directors may be removed only for cause upon the affirmative vote of a majority of all votes entitled to be cast;

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  advance notice requirements for proposals to be presented at stockholder meetings; and

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  the terms of the Maryland General Corporation Law regarding business combinations and control share acquisitions.

        In addition, because David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith hold shares representing approximately 77.5% of the common stock voting rights of us as of March 6, 2017 (74.7% as adjusted to give effect to the offering of Class A common stock described in this prospectus supplement and 74.3% if the underwriters exercise their option to purchase additional shares in full), they control the outcome of most matters submitted to a vote of stockholders, including, but not limited to, approving corporate transactions.

Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

        We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering to us will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and other estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering to fund future acquisitions and for general corporate purposes. Pending application of the net proceeds, we may use the net proceeds to temporarily repay all or a portion of the borrowings outstanding under the revolver portion of our credit facility. The revolver portion of the credit facility matures on July 31, 2021, and the weighted average interest rate on our revolver during 2016 was 2.98%. To the extent we utilize all or any portion of the proceeds of the offering to repay our revolver, the underwriters or their affiliates may receive more than 5% of the proceeds of this offering.

MATERIAL U.S. FEDERAL ESTATE AND INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a capital asset (generally, investment property), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder's particular investment or other circumstances. Accordingly, all prospective non-U.S. holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

        This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock as described in this summary. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        As used in this summary, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

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  an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner of the partnership may depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that are applicable to them.

        This summary does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address any special tax rules that may apply to particular non-U.S. holders, such as:

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  banks, other financial institutions, insurance companies, tax-exempt organizations, pension plans, brokers, dealers or traders in stocks, securities or currencies, certain former citizens and former long-term residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax or passive foreign investment companies;

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  a non-U.S. holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security; or

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  a non-U.S. holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

        In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a non-U.S. holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.

Dividends

        Distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be subject to withholding as discussed below. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a return of your investment and will first reduce your tax basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then any remaining excess will be treated as gain from the sale of that stock, subject to the tax treatment described below in "Gain on Disposition of Our Common Stock."

        The gross amounts of cash distributions on our common stock paid to you that are treated as dividends generally will be subject to withholding of U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty. In order to claim the benefit of an applicable income tax treaty, you will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. If you are eligible for a reduced rate of withholding of U.S. federal income tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. You should consult your own tax advisor regarding your potential entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

        Notwithstanding the above, dividends paid on our common stock that are effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States, will be taxed on a net income basis at the regular graduated rates generally applicable to United States persons. In that case, withholding of U.S. federal income tax discussed above will not apply if you provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, if you are treated as a corporation for U.S. federal income tax purposes, you may be subject to a "branch profits tax" at a 30% rate, or a lower rate under an applicable income tax treaty, on your earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with your conduct of a trade or business within the United States, subject to adjustments.

Gain on Sale or Other Disposition of Our Common Stock

        Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on a sale or other disposition of our common stock unless:

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  the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States; in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if you are treated as a corporation for U.S. federal income tax purposes, the "branch profits tax" described above may also apply;

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  you are an individual who is present in the United States at least 183 days in the taxable year of the disposition, and meet certain other requirements, in which case, except as otherwise provided by an applicable income tax treaty, the gain (which may be offset by certain U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax; or

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  we are or have been a "U.S. real property holding corporation" or "USRPHC" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

        Generally, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will not be treated as United States real property interests (and hence will not be subject to withholding by reason of us otherwise qualifying as a USRPHC) unless you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

U.S. Federal Estate Tax

        Our common stock that is owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

U.S. Information Reporting and Backup Withholding

        The applicable withholding agent generally will be required to report to the IRS and to you the amount of any distributions (whether or not they constitute dividends for U.S. federal income tax purposes) paid to you, your name and address, and the amount of U.S. federal income tax, if any, withheld. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you: establish an exemption, for example by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, or otherwise satisfy documentary evidence requirements for establishing that you are not a United States person. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit, provided the required information is timely furnished to the IRS.

FATCA

        Legislation and administrative guidance (referred to as the Foreign Account Tax Compliance Act or "FATCA") generally will impose a U.S. federal withholding tax of 30% on any dividends paid and, after December 31, 2018, the proceeds of a sale, redemption, or other disposition of our common stock paid to a person that fails to properly certify that they are not: (i) a "foreign financial institution" (as specially defined under these rules), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules enabling them to receive payments free of FATCA withholding upon presenting proper certification. If the country in which the payee is resident has entered into an "intergovernmental agreement" with the United States regarding FATCA, the payee may be permitted to receive payments free of FATCA withholding if they report certain required information to that country instead of the United States, and the intergovernmental agreement may otherwise modify the requirements described in this paragraph. If you are subject to withholding under FATCA, under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS, provided that you furnish the required information to the IRS in a timely manner. You are encouraged to consult with your own tax advisors regarding the possible implications of this legislation on your investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

        We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as joint book running managers of the offering. We have entered into an underwriting agreement with the underwriters for whom Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Underwriter	Number of Shares
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
SunTrust Robinson Humphrey, Inc.
Citizens Capital Markets, Inc.
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
LionTree Advisors LLC
Moelis & Company LLC

Total	12,000,000

        The underwriters are committed to purchase all of the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

        The underwriters have an option to buy from us up to 1,800,000 additional shares of Class A common stock. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with the exercise of this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.4 million to be paid by us.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not, directly or indirectly (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, (ii) file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock or other capital stock, or (iii) enter into any swap or other agreement, arrangement, hedge or transaction that transfers, directly or indirectly, all or a portion of the economic consequences associated with the ownership of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock or other capital stock (regardless of whether any of transaction described in (i) or (iii) above is to be settled by the delivery of shares of our common stock, other capital stock, other securities, in cash or otherwise), or publicly announce the intention to do any of the foregoing, in each case without the prior written consent of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC for a period of 90 days after the date of this prospectus supplement.

        Notwithstanding the provisions set forth in the immediately preceding paragraph, we may, without the prior written consent of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC:

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  issue securities to the underwriters pursuant to the underwriting agreement;

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  issue shares, and options to purchase shares, of our common stock, stock appreciation rights, restricted stock units and other equity securities pursuant to our stock option, stock purchase and other equity incentive plans, as those plans are in effect on the date of the underwriting agreement;

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  issue shares of our common stock upon the exercise of stock options issued under stock option or other equity incentive plans referred to in the second bullet above, as those plans are in effect on the date of the underwriting agreement, or upon the exercise of warrants or convertible securities outstanding on the date of the underwriting agreement, as those warrants or convertible securities are in effect on the date of the underwriting agreement; and

  •
  issue securities in connection with acquisitions, joint ventures and similar types of arrangements.

provided, however, that in the case of any securities issued as described in the fourth bullet point above, it shall be a condition to the issuance that each recipient executes and delivers to Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, acting on behalf of the underwriters, not later than one business day prior to the date of such issuance, a written agreement, in substantially the form attached to the underwriting agreement and otherwise satisfactory in form and substance to Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC.

        Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or preferred stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the common stock or other capital stock or any securities convertible into or exchangeable for any common stock or other capital stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock, other capital stock or other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

        Notwithstanding the provisions set forth in the immediately preceding paragraph, our directors and executive officers may, without the prior written consent of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC (i) solely with respect to 200,000 stock appreciation rights held by one of our directors and executive officers that would otherwise terminate or expire within such 90-day period, exercise, whether on a "net" or "cashless" exercise basis or otherwise, such stock appreciation rights, and transfer any shares of common stock to us upon any such "net" or "cashless" exercise, provided that any shares of common stock acquired upon the exercise of such stock appreciation rights (in the case of a "net" or "cashless" exercise, after giving effect to the settlement of such exercise) shall be subject to the restrictions imposed by the lock-up agreements and (ii) forfeit to us shares of common stock in payment of federal or state income taxes upon the vesting of awards granted pursuant to our equity incentive plans.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

        Our common stock is quoted on The NASDAQ Global Select Market under the symbol "SBGI."

        In connection with this offering, the underwriters may engage in passive market making transactions in our shares of common stock on the NASDAQ Global Select Market in accordance with Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must be lowered when specified purchase limits are exceeded.

        In connection with this offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' option to purchase additional shares. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the exercise of such option. Transactions to close out the covered syndicate short position involve either purchases of the shares in the open market after the distribution has been completed or the exercise of the option to purchase additional shares. The underwriters may also make "naked" short sales of shares in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of Class A common stock. They may also cause the price of our shares of Class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Sales Outside the United States

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell securities in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Conduct Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Canada

        The shares of Class A Common Stock described in this prospectus supplement may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive, or each, a relevant member state, an offer to the public of any shares of our Class A common stock may not be made in that relevant member state, except that an offer to the public in that relevant member state of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that relevant member state:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, , provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in relation to any shares of our Class A common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the relevant member state, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        In the United Kingdom, this prospectus supplement and the accompanying prospectus are only addressed to and directed to "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), and/or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order, and other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as "Relevant Persons"). The securities described herein are only available in the United Kingdom to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities in the United Kingdom will be engaged in only with Relevant Persons. Any person in the United Kingdom who is not a Relevant Person should not act or rely on this this prospectus supplement and the accompanying prospectus or their contents.

 Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under article 652a or article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus nor any other offering or marketing material relating to the offering, the company or the shares has been or will be filed with, and the offer of the shares will not be supervised by, the Swiss Finance Market Supervisory Authority FINMA, and the offer of the shares has not been and will not be authorized under the Swiss Federal Act on collective investment schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

CONFLICTS OF INTEREST

        All of the underwriters or their affiliates have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Certain underwriters or their affiliates are agents and lenders under our Amended and Restated Credit Agreement: JPMorgan Chase Bank, N.A. is Administrative Agent, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Deutsche Bank Securities Inc. are Joint Lead Arrangers and Joint Bookrunners, RBC Capital Markets is Lead Arranger and Lead Bookrunner, Wells Fargo Bank, National Association, SunTrust Bank and Deutsche Bank Securities Inc. are Co-Documentation Agents, SunTrust Robinson Humphrey, Inc. and The Bank of Tokyo-Mitsubishi-UFG, Ltd. are Co-Senior Arrangers, Bank of America, N.A. is Co-Arranger and Royal Bank of Canada is Syndication Agent. To the extent we utilize all or any portion of the proceeds of the offering to repay the revolver portion of our credit facility, then the underwriters or their affiliates may receive more than 5% of the proceeds of this offering. As a result of the foregoing, if any underwriter has a "conflict of interest" under Rule 5121 of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold long or short positions on behalf of themselves or their customers, in our debt or equity securities or loans.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Thomas & Libowitz, P.A., Maryland, counsel to us, and by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C., as our securities, tax and FCC counsel. Certain legal matters will be passed upon for the underwriters by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Tennis Channel and television stations KUQI, KTOV, KXPX, WTVH, WSBT, KHGI, KWNB, KFXL, KJZZ and WSJV which were acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we have filed at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are available to the public at the SEC's website at www.sec.gov. In addition, we maintain a website that contains information about us at www.sbgi.net. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or any other report or document we file with or furnish to the SEC.

INCORPORATION BY REFERENCE

        We are incorporating the following documents into this prospectus supplement by reference, which means that we are disclosing important information to you by referring to documents that contain the information. The information incorporated by reference is an important part of this prospectus supplement, and information we file later with the SEC will automatically update and supersede the information in this prospectus supplement until all of the shares of Class A common stock offered under this prospectus supplement are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including our compensation committee report and performance graph (to be included in our proxy statement on Schedule 14A for our 2017 annual meeting of stockholders) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  the information responsive to Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 provided in our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Shareholders, filed with the SEC on April 29, 2016;

  •
  our Current Report on Form 8-K dated January 3, 2017 and filed with the SEC on January 6, 2017; and

  •
  all other documents that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that all of the shares of Class A common stock offered under this prospectus supplement are sold.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        You may request a copy of any or all of the documents incorporated by reference in this prospectus supplement, at no cost, by writing or calling our offices at the following address:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD 21030
Attention: Lucy A. Rutishauser

Prospectus

Sinclair Broadcast Group, Inc.
Sinclair Television Group, Inc.

Debt Securities, Preferred Stock, Depositary Shares,
Class A Common Stock, Warrants and Guarantees

        Sinclair Broadcast Group, Inc., which we refer to in this prospectus as "Sinclair" except as noted otherwise, may from time to time offer, in one or more series, separately or together, the following:

  •
  debt securities, which may be either senior debt securities or subordinated debt securities;

  •
  shares of preferred stock;

  •
  depositary shares representing interests in preferred stock;

  •
  shares of Sinclair's Class A common stock; and/or

  •
  warrants to purchase shares of Sinclair's Class A common stock or preferred stock.

        Sinclair Television Group, a wholly-owned subsidiary of Sinclair, may from time to time offer, in one or more series, debt securities, which may be either senior debt securities or subordinated debt securities.

        In addition, this prospectus also relates to the guarantees of debt securities by Sinclair and/or any of the subsidiaries identified in this prospectus.

        We will offer our securities in amounts, at prices and on terms to be determined at the time we offer such securities.

        Sinclair's Class A common stock is listed for trading on the NASDAQ Stock Market's Global Select Market under the trading symbol "SBGI."

        When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated in this prospectus before you purchase any of the securities offered hereby.

        We may offer our securities directly, through agents we may designate from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such class or series of the securities.

        You should consider the risks associated with the securities offered by this prospectus. See "Risk Factors" on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2016.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, either separately or in units. This prospectus provides you with a general description of those securities. We will offer our securities in amounts, at prices and on terms to be determined at the time we offer such securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus and the applicable prospectus supplement and any applicable free writing prospectus together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Sinclair Broadcast Group, Inc. and the securities offered under this prospectus. That registration statement can be read at the SEC's Internet site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        In this prospectus, except as noted otherwise, the word "Sinclair" refers to Sinclair Broadcast Group, Inc., and the words "we," "our," "ours" and "us" refer to Sinclair and its subsidiaries, unless the context indicates otherwise. The term "you" refers to a prospective investor.

RISK FACTORS

        Investing in our securities involves a high degree of risk. Please see the risk factors described under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and any amendments thereto, on file with the SEC, which is incorporated herein by reference, and in any subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K we file with the SEC and incorporate by reference into this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference into this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are those we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial condition or results of operation or could cause the market price of our securities to fluctuate or decline. However, additional risks and uncertainties not currently known to us or that we currently deem immaterial may affect our business operations and the market price of our securities.

FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "target," "expects," "management believes," "we believe," "we intend," "we may," "we will," "we should," "we seek," "we plan," the negatives of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus and in documents incorporated into this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences.

        Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we have filed at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are available to the public at the SEC's website at http://www.sec.gov. Our Class A common stock is listed on the NASDAQ Stock Market's Global Select Market under the ticker symbol "SBGI." You may inspect our reports, proxy statements and other information at the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006. In addition, we maintain a website that contains information about us at http://www.sbgi.net. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC.

        We have filed with the SEC a registration statement (of which this prospectus is a part) on Form S-3 under the Securities Act with respect to our securities. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of this registration statement may be examined at the SEC's Public Reference Room and copies may be obtained therefrom upon payment of prescribed fees. This registration statement is also available to you on the SEC's website.

        The SEC allows us to "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015;

  •
  our 2015 Definitive Proxy Statement filed with the SEC on April 22, 2015;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 8, 2015, August 7, 2015 and November 6, 2015, respectively;

  •
  Our Current Reports on Form 8-K filed with the SEC on August 6, 2014 (as amended), January 6, 2015, March 9, 2015, April 6, 2015, April 17, 2015, May 6, 2015 (and dated April 30, 2015), June 5, 2015 and September 3, 2015; and

  •
  the description of our capital stock contained in the Registration Statement on Form 8-A, filed with the SEC on May 17, 1995.

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including our compensation committee report and performance graph (incorporated by reference into the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        You may request a copy of any or all of the documents incorporated by reference into this prospectus, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), at no cost, by writing or calling our offices at the following address:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD 21030
Attention: David B. Amy

SINCLAIR BROADCAST GROUP, INC.

        We are a diversified television broadcasting company that owns or provides certain programming, operating or sales services to more television stations than most other commercial broadcasting groups in the United States. Our broadcast group is a single reportable segment for accounting purposes.

        We broadcast free over-the-air programming to television viewing audiences in the communities we serve through our local television stations. The programming that we provide on our primary station channels consists of network provided programs, news produced locally, local sporting events, programming from program service arrangements, syndicated entertainment programs and other locally produced programs such as Ring of Honor wrestling, a franchise we acquired in 2011.

        Our primary source of revenue is the sale of commercial inventory on our television stations to our advertising customers. Our objective is to meet the needs of our advertising customers by delivering significant audiences in key demographics. Our strategy is to achieve this objective by providing quality local news programming and popular network and syndicated programs to our viewing audience. We attract most of our national television advertisers through national marketing representation firms which have offices in New York City, Los Angeles, Chicago and Atlanta. Our local television advertisers are attracted through the use of a local sales force at each of our television stations.

        We are a Maryland corporation formed in 1986. Our principal offices are located at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Our telephone number is (410) 568-1500 and our website address is http://www.sbgi.net.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of securities for one or more of the following:

  •
  repayment of debt;

  •
  acquisitions;

  •
  capital expenditures;

  •
  redemption or repurchase of any preferred stock or debt outstanding; and

  •
  working capital and general corporate purposes.

        Pending any specific application, we may initially invest funds in marketable short-term, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	2.08	2.73	1.66	2.63	2.14	2.00

        The ratio of earnings to fixed charges is computed by dividing pre-tax income (loss) from continuing operations, before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges and less capitalized interest, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts, and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases, plus preferred equity dividends.

DESCRIPTION OF DEBT SECURITIES

        The following is a general description of the debt securities that we may offer from time to time. As used in this prospectus, "debt securities" means senior and subordinated debentures, notes, bonds and other evidences of indebtedness that we may issue under the applicable indenture. In July 2014, our subsidiary, Sinclair Television Group, issued 5.625% Senior Notes due 2024 under the Indenture, dated July 23, 2014, between Sinclair Television Group, U.S. Bank National Association, as trustee, and certain guarantors (the "5.625% Notes Indenture"). The 5.625% Notes Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Our future debt securities are expected be issued under separate, new indentures, which we expect to be similar to the 5.625% Notes Indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospectus supplement relating to that series or issue. The following summaries of certain provisions of the indentures and the debt securities are not complete, and the summaries are subject to the detailed provisions of the applicable indenture. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement and supplemental indenture for particular terms of our debt securities.

General

        Our debt securities will be unsecured obligations of Sinclair Television Group, Inc. unless otherwise specified in the prospectus supplement. The senior debt securities will rank equally with all of our other unsecured and unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the subordinated indenture to all of our senior debt (as defined in the applicable prospectus supplement), including any senior debt securities. See "—Subordination." We are a holding company that presently conducts our business through our subsidiaries. Most of our operating assets and the operating assets of our consolidated subsidiaries are owned by our subsidiaries and we rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debt securities should look only to our assets for payments on the debt securities, unless the debt securities are guaranteed by our subsidiaries as described in any prospectus supplement. The debt securities may be guaranteed by Sinclair and/or some or all of our subsidiaries, in which case the guarantees will, unless otherwise specified in the applicable prospectus supplement, (i) rank equal in right of payment with all other unsecured senior obligations of Sinclair and our subsidiaries with respect to guarantees of senior debt securities, and (ii) rank subordinate in right of payment to all unsecured senior obligations of Sinclair and our subsidiaries and rank equal in right of payment to all subordinated obligations of Sinclair and our subsidiaries with respect to guarantees of subordinated debt securities. The guarantees will be effectively subordinated in right of payment to all secured indebtedness of Sinclair and our subsidiaries to the extent of the value of the assets securing the indebtedness.

        The indenture will not limit the aggregate amount of debt securities that may be issued thereunder. Except as otherwise provided in the applicable prospectus supplement, the indenture, as it applies to any series of debt securities, will not limit the incurrence or issuance of our other secured or unsecured debt, whether under the indenture, any other indenture that we may enter into in the future or otherwise.

        We may, but need not, designate more than one trustee in connection with the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as trustee with respect to different series of debt securities, each of those trustees will be considered a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee. Unless this prospectus states otherwise, a trustee will only be permitted to take action with respect to the one or more series of debt securities for which it is trustee under the indenture.

        The following summaries set forth certain general terms and provisions of the indenture and our debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of the debt securities of that series, including the following specific terms:

          (1)   the type and title of the debt securities;

          (2)   any limit upon the aggregate principal amount of the debt securities;

          (3)   the maturity date or dates of the debt securities, or the method of determining the date or dates;

          (4)   the interest rate or rates (which may be fixed or variable) of the debt securities, or the method of calculating the rate or rates;

          (5)   the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

          (6)   the date or dates on which interest, if any, will be payable and the related record date or dates;

          (7)   the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable or at which debt securities may be surrendered for registration of transfer or exchange;

          (8)   the period or periods within which, the price or prices at which, the currency or currencies if other than in United States dollars (including currency unit or units) in which, and the other terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option;

          (9)   our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies if other than in United States dollars (including currency unit or units) in which, and the other terms and conditions upon which, such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (10) the denominations of the debt securities;

          (11) the currency or currency unit in which the debt securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on the debt securities will be payable and whether we or the holders of the debt securities may elect to receive payments in respect of those debt securities in a currency or currency unit other than that in which those debt securities are stated to be payable;

          (12) if the amount of principal of, or any premium or interest on, the debt securities may be determined with reference to an index or pursuant to a formula or other method, the manner in which the amounts will be determined;

          (13) the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than the principal amount;

          (14) provisions, if any, granting special rights to the holders of the debt securities upon the occurrence of the events as may be specified;

          (15) any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

          (16) the circumstances, if any, under which we will pay additional amounts on the debt securities held by non-U.S. persons in respect of taxes, assessments or similar charges;

          (17) whether the debt securities will be issued in registered or bearer form or both;

          (18) the date as of which any securities of the series and any temporary global security representing outstanding securities shall be dated, if other than the original issuance date of the series of debt securities;

          (19) the forms of the securities and interest coupons, if any, of the series;

          (20) if other than the trustee, the identity of the registrar and any paying agent;

          (21) the application, if any, of the means of defeasance or covenant defeasance as may be specified for the debt securities;

          (22) whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for the global security or securities and the circumstances under which beneficial owners of interests in the global security may exchange the interests for certificated debt securities to be registered in the names of or to be held by the beneficial owners or their nominees;

          (23) if the debt securities may be issued or delivered, or any installation of principal or interest payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture, the form of any certificates, documents or conditions;

          (24) if other than as provided in the indenture, the person to whom any interest on any registered security of the series shall be payable and the manner in which, or the person to whom, any interest on any bearer securities of the series shall be payable;

          (25) if other than as provided in the indenture, any definition to be used for the series of debt securities, including, without limitation the definition of "Unrestricted Subsidiary" to be used for that series;

          (26) in the case of the subordinated indenture, the relative degree to which debt securities shall be senior or subordinated to our other series of debt securities, and to our other indebtedness, in right of payment, whether the other series of debt securities and other indebtedness are outstanding or not;

          (27) whether the debt securities are guaranteed and, if so, the identity of the guarantors and the terms of the guarantees (including whether and the extent to which the guarantees are subordinated to the other indebtedness of the guarantors);

          (28) the terms, if any, upon which we may be able to redeem the debt securities prior to their maturity including the dates on which the redemptions may be made and the price at which the redemptions may be made;

          (29) the terms, if any, upon which the debt securities may be converted or exchanged into or for common stock, preferred stock or other securities or property;

          (30) any restrictions on the registration, transfer or exchange of the debt securities; and

          (31) any other terms not inconsistent with the terms of the indentures relating to the debt securities or which may be required or advisable under the United States laws or regulations or advisable (as we determine) in connection with marketing of securities of the series.

        The terms of each specific series of debt securities being offered in the prospectus supplements shall be established (1) by the resolution of the board of directors, (2) by action taken pursuant to a resolution of the board of directors and set forth, or determined in a manner provided in, an officer's certificate (as defined in the applicable prospectus supplement) or (3) in one or more supplemental indentures.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations applicable to any of the debt securities will be described in the applicable prospectus supplement.

        The general provisions of the indentures will not afford holders of the debt securities protection in the event we are involved in a highly leveraged transaction, restructuring, change in control, merger or similar transaction, which may adversely affect holders of the debt securities.

Denominations, Interest, Payment, Registration, Transfer and Exchange

        Unless we inform you otherwise in the applicable prospectus supplement, debt securities in registered form will be issued in denominations of U.S. $1,000 or any integral multiples of U.S. $1,000, and debt securities in bearer form will be issued in denominations of U.S. $5,000 or any integral multiples of U.S. $5,000. Where debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and material U.S. federal income tax considerations, applicable to any of the debt securities and to payments in respect of and transfers and exchanges of the debt securities will be described in the applicable prospectus supplement. Debt securities in bearer form will be transferable by delivery.

        If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to the issue of debt securities and the foreign currency or currency units will be set forth in the applicable prospectus supplement.

        If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of debt securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

        Unless we inform you otherwise in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at an office or agency maintained for that purpose, that we may designate from time to time, except that, at our option, interest payments, if any, on debt securities in registered form may be made (i) by checks mailed to the holders of debt securities at their registered addresses or (ii) by wire transfer to an account maintained by the holders of the debt securities entitled thereto as specified in the register for the applicable debt securities. Unless we inform you otherwise in the applicable prospectus supplement, each payment in respect of the debt securities shall be considered to have been made on the date the payment is due if there shall have been sent to the trustee or paying agent by wire transfer (received by no later than the business day following the due date), or the trustee or paying agent otherwise holds, on the due date sufficient funds to make the payment. Unless otherwise indicated in an applicable prospectus supplement, scheduled payments of any installment of interest on debt securities in registered form will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest.

        Payment in respect of debt securities in bearer form will be made in the currency and in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at paying agencies outside the United States that we may appoint from time to time. The paying agents outside the United States, if any, initially appointed for a series of debt securities will be named in the prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, we may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable in registered form, we will be required to maintain at least one paying agent in each place of payment for the series and if debt securities of a series are issuable in bearer form, we will be required to maintain at least one paying agent in a place of payment outside the United States where debt securities of the series and any coupons appertaining thereto may be presented and surrendered for payment.

        Unless we inform you otherwise in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at an agency we maintain for the purpose that we may designate from time to time. Debt securities may be transferred or exchanged without service charge, although we may require a holder to pay any tax or other governmental charge imposed in connection therewith.

Merger, Consolidation or Sale

        Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that we shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons, or permit any of our subsidiaries to enter into any such transaction or transactions if the transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all our properties and assets on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:

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  either (a) we shall be the continuing corporation or (b) the person (if other than us) formed by the consolidation or into which we are merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of our properties and assets on a consolidated basis (the "surviving entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and the person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all our obligations under the applicable debt securities and the indenture, and the indenture shall remain in full force and effect;

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  immediately before and immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

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  immediately before and immediately after giving effect to the transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of the transaction with the appropriate adjustments with respect to the transaction being included in the pro forma calculation), we (or the surviving entity if we are not the continuing obligor under the indenture) could incur $1.00 of additional indebtedness under any applicable provisions of the indenture limiting incurrence of indebtedness;

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  each guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its guarantee shall apply to the person's obligations under the indenture and the debt securities;

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  if any of our property or assets or the property or assets of any of our subsidiaries would thereupon become subject to any lien, any provisions of the indenture limiting liens are complied with; and

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  we or the surviving entity shall have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each to the effect that the consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to the transaction have been complied with.

        Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that any guarantor will not, and we will not permit any guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than with us or any other guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a consolidated basis to any entity (other than to us or any other guarantor) unless at the time and after giving effect thereto: (a) either (1) the guarantor shall be the continuing corporation or (2) the entity (if other than the guarantor) formed by the consolidation or into which the guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of the guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the trustee, in a form reasonably satisfactory to the trustee, all of the obligations of the guarantor under the debt securities and the indenture; (b) immediately before and immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and (c) the guarantor shall have delivered to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and the supplemental indenture comply with the indenture, and thereafter all obligations of the predecessor shall terminate.

Certain Covenants

        The applicable prospectus supplement will describe any material covenants in respect of any series of debt securities.

Events of Default

        Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that an event of default with respect to the debt securities of a particular series will occur under the indenture if:

          (1)   there shall be a default in the payment of any interest on any debt security of that series when it becomes due and payable, and the default shall continue for a period of 30 days;

          (2)   there shall be a default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

          (3)   (a) there shall be a default in the performance, or breach, of any covenant or agreement of ours or any guarantor under the indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (1) and (2) above or in subclause (b) of this clause (3)) and the default or breach shall continue for a period of 45 days after written notice has been given, by certified mail, (x) to us by the trustee or (y) to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series; or (b) there shall be a default in the performance or breach of the provisions described in "—Merger, Consolidation or Sale;"

          (4)   one or more defaults shall have occurred under any agreements, indentures or instruments under which we, any guarantor or certain subsidiaries specified in the indenture (a "restricted subsidiary") then has outstanding indebtedness in excess of an amount specified in the applicable prospectus supplement in the aggregate and, if not already matured at its final maturity in accordance with its terms, the indebtedness shall have been accelerated;

          (5)   any guarantee shall for any reason cease to be, or be asserted in writing by any guarantor or us not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the indenture and any guarantee;

          (6)   one or more judgments, orders or decrees for the payment of money in excess of an amount specified in the applicable prospectus supplement, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against us, any guarantor or any restricted subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon the judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of the judgment or order, by reason of an appeal or otherwise, shall not be in effect;

          (7)   there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Sinclair, any guarantor or any restricted subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or (b) a decree or order adjudging Sinclair, any guarantor or any restricted subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Sinclair, any guarantor or any restricted subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Sinclair, any guarantor or any restricted subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any decree or order for relief shall continue to be in effect, or any other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (8)   (a) we, any guarantor or any restricted subsidiary commences a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) we, any guarantor or any restricted subsidiary consents to the entry of a decree or order for relief in respect of Sinclair, any guarantor or the restricted subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against us or them, (c) we, any guarantor or any restricted subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) we, any guarantor or any restricted subsidiary (x) consents to the filing of the petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Sinclair, any guarantor or the restricted subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing our or their inability to pay such debts generally as they become due, or (e) we, any guarantor or any restricted subsidiary takes any corporate action in furtherance of any of the actions in this clause (8).

        Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that if an event of default (other than as specified in clauses (7) and (8) of the prior paragraph) shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series outstanding may, and the trustee at the request of the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series outstanding shall, declare all unpaid principal of, premium, if any, and accrued interest on, all of the debt securities of the applicable series to be due and payable immediately by a notice in writing to us (and to the trustee if given by the holders of the debt securities of the applicable series); provided that so long as our bank credit agreement is in effect, the declaration shall not become effective until the earlier of (a) five business days after receipt of the notice of acceleration from the holders or the trustee by the agent under our bank credit agreement or (b) acceleration of the indebtedness under our bank credit agreement. Thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the applicable debt securities by appropriate judicial proceeding. If an event of default specified in clause (7) or (8) of the prior paragraph occurs and is continuing, then all of the debt securities of the applicable series shall become and be immediately due and payable, in an amount equal to the principal amount of the debt securities of the applicable series, together with accrued and unpaid interest, if any, to the date the debt securities become due and payable, without any declaration or other act on the part of the trustee or any holder. The trustee or, if notice of acceleration is given by the holders of the debt securities of the applicable series, the holders of the debt securities of the applicable series shall give notice to the agent under our bank credit agreement of the acceleration.

        Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debt securities of the applicable series, by written notice to Sinclair and the trustee, may rescind and annul the declaration and its consequences if (a) Sinclair has paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest on all debt securities of the applicable series, (3) the principal of and premium, if any, on any debt securities of the applicable series which have become due otherwise than by the declaration of acceleration and interest thereon at a rate borne by the debt securities and (4) to the extent that payment of the interest is lawful, interest upon overdue interest at the rate borne by the debt securities; and (b) all events of default, other than the non-payment of principal of the debt securities which have become due solely by the declaration of acceleration, have been cured or waived.

        Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that the holders of not less than a majority in aggregate principal amount of the debt securities of the applicable series outstanding may on behalf of the holders of all of the debt securities of the applicable series waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any debt security, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security outstanding.

        Unless specified otherwise in the applicable prospectus supplement, each indenture will provide that we are also required to notify the trustee within five business days of the occurrence of any default. Unless we inform you otherwise in the applicable prospectus supplement, we are required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred. Unless we inform you otherwise in the applicable prospectus supplement, the trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the debt securities unless the holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

        The Trust Indenture Act contains limitations on the rights of the trustee, should it become our creditor or a creditor of any guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any of the claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default or else resign.

        Reference is made to the prospectus supplement relating to each series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of the original issue discount securities upon the occurrence of an event of default and the continuation thereof.

Modification and Amendments

        Unless otherwise specified in the applicable prospectus supplement, modifications and amendments of the indenture may be made by us, any guarantor, and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security of all series affected by the modification or amendment affected thereby:

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  change the stated maturity of the principal of, or any installment of interest on, any debt security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof (or in the case of redemption, on or after the redemption date);

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  reduce the percentage in principal amount of outstanding debt securities of a series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture or certain defaults or with respect to any guarantee;

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  modify any provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding debt securities required for the actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

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  except as otherwise permitted under "—Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by any guarantor of us of any of its rights and obligations under the indenture; or

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  amend or modify any provisions of the indenture relating to the subordination of the debt security or any guarantee in any manner adverse to the holders of the debt securities or any guarantee.

        Unless we inform you otherwise in the applicable prospectus supplement, modifications and amendments of each indenture may be made by the trustee and us without the consent of the holders to:

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  cause each indenture to be qualified under the Trust Indenture Act or to add provisions expressly required under the Trust Indenture Act;

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  evidence the succession of another person to Sinclair, any guarantor or other obligor on the debt securities and the assumption by any successor of our covenants or the covenants of any guarantor or other obligor on the debt securities under the indenture and in the debt securities of any series;

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  add to our covenants for the benefit of the holders or an event of default to all or any series of debt securities, or surrender any right or power conferred upon us;

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  secure the debt securities;

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  add to or change any provisions to the extent necessary to facilitate the issuance or administration of debt securities in bearer form or facilitate the issuance or administration of debt securities in global form;

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  change or eliminate any provision affecting only debt securities not yet issued;

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  establish the form or terms of debt securities of any series;

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  evidence and provide for successor trustees or to add or change any provisions of the indenture to the extent necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

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  permit payment in respect of debt securities in bearer form in the United States to the extent allowed by law;

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  make provision with respect to any conversion or exchange rights of holders not adverse to the holders of any debt securities of any series then outstanding with such conversion or exchange rights, which provision directly affects any such series; including providing for the conversion or exchange of debt securities into common stock or preferred stock;

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  cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture; provided, however, that no modifications or amendment may adversely affect the interest of holders of debt securities of any series then outstanding; or

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  add a guarantor pursuant to the requirements of the indenture if a debt security of any series is guaranteed.

The holders of a majority in aggregate principal amount of the debt securities of a series may waive compliance with certain restrictive covenants and provisions of the indenture with respect to that series.

Subordination

        Unless we inform you otherwise in the applicable prospectus supplement, the payment of principal of, premium on, if any, and interest on any subordinated debt securities will be subordinated in right of payment, as set forth in the applicable subordinated indenture, to the prior payment in full of all senior debt (as defined in the applicable prospectus supplement), whether outstanding on the date of the subordinated indenture or thereafter incurred.

        Unless we inform you otherwise in the applicable prospectus supplement, during the continuance of any default in the payment of any designated senior debt (as the term is defined in the applicable prospectus supplement) no payment (other than payments previously made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture") or distribution of any of our assets of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the subordinated debt securities or on account of the purchase, redemption, defeasance or other acquisition of, the subordinated debt securities unless and until the default has been cured, waived or has ceased to exist or the designated senior debt (as the term is defined in the applicable prospectus supplement) shall have been discharged or paid in full in cash or cash equivalents or in any other form acceptable to the holders of senior debt.

        Unless we inform you otherwise in the applicable prospectus supplement, during the continuance of any non-payment default with respect to any designated senior debt pursuant to which the maturity thereof may be accelerated and after the receipt by the trustee and us from a representative of the holder of any designated senior debt of a written notice of the default, no payment (other than payments previously made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture") or distribution of any of our assets of any kind or character (excluding certain permitted equity or subordinated securities) may be made by us on account of the principal of, premium, if any, or interest on, the subordinated debt securities or on account of the purchase, redemption, defeasance or other acquisition of, the subordinated debt securities for the period specified below (the "payment blockage period").

        Unless we inform you otherwise in the applicable prospectus supplement, the payment blockage period shall commence upon the receipt of notice of the non-payment default by the trustee and Sinclair from a representative of the holders of any designated senior debt and shall end on the earliest of (1) the first date on which more than 179 days shall have elapsed since the receipt of the written notice (provided the designated senior debt as to which notice was given shall not theretofore have been accelerated), (2) the date on which the non-payment default (and all non-payment defaults as to which notice is given after the payment blockage period is initiated) are cured, waived or ceased to exist or on which the designated senior debt is discharged or paid in full in cash or cash equivalents or in any other form acceptable to the holders of designated senior debt or (3) the date on which the payment blockage period (and all non-payment defaults as to which notice is given after the payment blockage period is initiated) shall have been terminated by written notice to us or the trustee from the representative of holders of designated senior debt initiating the payment blockage period, after which, in the case of clauses (1), (2) and (3), we shall promptly resume making any and all required payments in respect of the subordinated debt securities, including any missed payments. In no event will a payment blockage period extend beyond the 179 days from the date of the receipt by us or the trustee of the notice initiating the payment blockage period. Any number of notices of non-payment defaults may be given during the 179-day period; provided that during any 365-day consecutive period only one payment blockage period during which payment of principal of, or interest on, the subordinated debt securities may not be made may commence and the duration of the payment blockage period may not exceed 179 days. No non-payment default with respect to designated senior debt which existed or was continuing on the date of the commencement of any payment blockage period will be, or can be, made the basis for the commencement of a second payment blockage period, whether or not within a period of 365 consecutive days, unless the default has been cured or waived for a period of not less than 90 consecutive days.

        Unless we inform you otherwise in the applicable prospectus supplement, if we fail to make any payment on subordinated debt securities when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, the failure would constitute an event of default under the indenture and would enable the holders of the subordinated debt securities to accelerate the maturity thereof. See "—Events of Default."

        Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or our assets, or any liquidation, dissolution or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of our assets or liabilities, all senior debt must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of senior debt, or provision made for the payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the subordinated debt securities. By reason of the subordination, in the event of liquidation or insolvency, our creditors who are holders of senior debt may recover more, ratably, than the holders of the subordinated debt securities, and funds which would be otherwise payable to the holders of the subordinated debt securities will be paid to the holders of the senior debt to the extent necessary to pay the senior debt in full in cash or cash equivalents or in any other manner acceptable to the holders of senior debt, and we may be unable to meet its obligations fully with respect to the subordinated debt securities.

        To the extent provided in the applicable prospectus supplement, any guarantee of subordinated debt securities by a guarantor will be an unsecured subordinated obligation of the guarantor, ranking on an equal basis with, or senior in right of payment to, all other existing and future indebtedness of the guarantor that is expressly subordinated to "guarantor senior debt" (as defined in the applicable indenture). To the extent provided in the applicable prospectus supplement, indebtedness evidenced by the guarantees will be subordinated to guarantor senior debt to the same extent as the subordinated debt securities are subordinated to senior debt and during any period when payment on the subordinated debt securities is blocked by designated senior debt, payment on the guarantees will be similarly blocked.

Discharge, Defeasance and Covenant Defeasance

        Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that we may, at our option, at any time, elect to have our and the obligations of each of the guarantors (if any) and any other obligor upon the debt securities discharged with respect to the outstanding debt securities of an applicable series ("defeasance"). The defeasance means that we, each of the guarantors (if any) and any other obligor under the indenture shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of the series, except for:

          (1)   the rights of holders of outstanding debt securities to receive payments in respect of the principal of, premium, if any, and interest on the debt securities when the payments are due,

          (2)   our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and

          (4)   the defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of any guarantor released with respect to certain covenants that are described in the indenture ("covenant defeasance") and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the debt securities of the applicable series. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any guarantee, bankruptcy and insolvency events) described under "—Events of Default" will no longer constitute an event of default with respect to the notes.

        Unless we inform you otherwise in the applicable prospectus supplement, in order to exercise either defeasance or covenant defeasance,

          (1)   we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in the amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of, premium, if any, and interest on the applicable debt securities on the stated maturity of the principal or installment of principal or interest (or on the "Defeasance Redemption Date" as defined in the applicable prospectus supplement), if when exercising either defeasance or covenant defeasance, we have delivered to the trustee an irrevocable notice to redeem all of the outstanding debt securities of the applicable series on the Defeasance Redemption Date;

          (2)   in the case of defeasance, we shall have delivered to the trustee an opinion of independent counsel in the United States stating that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of issuance of the applicable debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of independent counsel in the United States shall confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

          (3)   in the case of covenant defeasance, we shall have delivered to the trustee an opinion of independent counsel in the United States to the effect that the holders of the applicable debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

          (4)   no default or event of default shall have occurred and be continuing on the date of the deposit or insofar as clause (7) or (8) under the first paragraph under "—Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit;

          (5)   the defeasance or covenant defeasance shall not cause the trustee for the applicable debt securities to have a conflicting interest with respect to any of our securities or securities of any guarantor;

          (6)   the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any guarantor is a party or by which it is bound;

          (7)   we shall have delivered to the trustee an opinion of independent counsel to the effect that (A) the trust funds will not be subject to any rights of holders of senior debt or guarantor senior debt, including, without limitation, those arising under the indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (8)   we shall have delivered to the trustee an officers' certificate stating that we did not make the deposit with the intent of preferring the holders of the debt securities or any guarantee over our other creditors or the other creditors of any guarantor with the intent of defeating, hindering, delaying or defrauding our creditors, or the creditors of any guarantor or others;

          (9)   no event or condition shall exist that would prevent us from making payments of the principal of, premium, if any, and interest on the debt securities on the date of the deposit or at any time ending on the 91st day after the date of the deposit; and

          (10) we shall have delivered to the trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Global Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities. Each registered global security will be registered in the name of a depositary or a nominee for the depositary identified in the applicable prospectus supplement, will be deposited with the depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any of the other matters as may be provided for pursuant to the applicable indenture. In that case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a registered global security may not be transferred or exchanged, except as a whole between the depository and its nominee or successor, or except in the circumstances described in the applicable prospectus supplement.

        The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement.

        Upon the issuance of any registered global security, and the deposit of the registered global security with or on behalf of the depositary for the registered global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the registered global security to the accounts of institutions ("participants") that have accounts with the depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities, or by us if we directly offer and sell the debt securities. Ownership of beneficial interests in a registered global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the registered global security or by its nominee. Ownership of beneficial interests in the registered global security by persons who hold through participants will be shown on, and the transfer of the beneficial interests within the participants will be effected only through, records maintained by the participants.

        So long as the depositary for a registered global security, or its nominee, is the owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt security represented by the registered global security for all purposes under each indenture. Accordingly, each person owning a beneficial interest in the registered global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any instruction or action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the instruction or action, and the participants would authorize beneficial owners owning through the participants to give or take the instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

        Unless otherwise provided in a prospectus supplement, payments with respect to principal, premium, if any, and interest, if any, on the debt securities represented by a registered global security registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal or interest in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the registered global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name," and will be the responsibility of the participants. Neither the respective trustees nor us nor any of our agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any registered global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

        Unless we inform you otherwise in the applicable prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary of the registered global security and if we do not appoint a successor depositary within 90 days, we will issue debt securities in certificated form in exchange for the registered global security. In addition, unless we inform you otherwise in the applicable prospectus supplement, we, in our sole discretion, may at any time determine not to have any of the debt securities of a series represented by one or more registered global securities and, in the event, will issue debt securities of the series in certificated form in exchange for all of the registered global securities representing the series of debt securities. The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depositary, or with a nominee for the depositary, identified in the applicable prospectus supplement. Any of the bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

Convertible Debt Securities

        The terms and conditions, if any, upon which the debt securities are convertible into shares of our Class A common stock will be set forth in the applicable prospectus supplement. Such terms will include:

  •
  whether such debt securities are convertible into shares of Class A common stock;

  •
  the conversion price (or manner of calculation thereof);

  •
  the conversion period;

  •
  provisions as to whether conversion will be at our option or at the option of the holders; and

  •
  the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion.

        Reference is made to the section captioned "Description of Common Stock" for a general description of shares of our Class A common stock to be acquired upon any conversion of debt securities, including a description of certain restrictions on the ownership of shares of our Class A common stock.

Notices

        Unless we inform you otherwise in the applicable prospectus supplement, notices to holders of registered debt securities will be given by mail to the addresses of the holders as they may appear in the register.

Governing Law

        Unless we inform you otherwise in the applicable prospectus supplement, the indentures, the debt securities and any guarantees will be governed by the laws of the State of New York.

Trustee

        The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Each indenture will contain certain limitations on the right of a trustee thereunder, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise.

        The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for the series.

        In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of debt securities and is known to the trustee under the indenture, the trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to these provisions, no trustee will be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

 DESCRIPTION OF PREFERRED STOCK

        The following is a general description of the preferred stock that we may offer from time to time. The particular terms of the preferred stock being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement. The statements below describing our preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and our bylaws.

        For purposes of this section of the prospectus, references to "Sinclair," "we," "our" or "us" refer only to Sinclair Broadcast Group, Inc. and not any of its current or future subsidiaries.

        Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.01 per share, 140,000,000 shares of Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2015, we had no shares of preferred stock outstanding.

General

        Under our articles of incorporation, our Board of Directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. Our Board of Directors may, subject to the express provisions of any other series of preferred stock then outstanding, alter the designation, classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Preferred stock will, when issued, be fully paid and nonassessable.

        The prospectus supplement relating to any preferred stock offered under it will contain the specific terms, including:

  •
  the number of shares, designation or title of the shares and offering price of the shares;

  •
  the dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

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  the date from which dividends on the preferred stock will accumulate, if applicable;

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  the redemption rights, including conditions and the price(s), if any, for shares of the series;

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  the terms and amounts of any sinking fund for the purchase or redemption of shares of the series;

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  the rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, and the relative rights of priority, if any, of payment of shares of the series;

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  whether the shares of the series will be convertible into shares of any other class or series, or any of our other securities, or securities of any other corporation or other entity, and, if so, the specification of the other class or series of the other security, the conversion price(s) or dates on which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series;

  •
  the voting rights, if any, of the holders of shares of the series; and

  •
  any other relative rights, preferences and limitations on that series.

Rank

        Unless otherwise specified in the prospectus supplement, our preferred stock, of a particular series, being issued will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

  •
  senior to all classes or series of our common stock, and to all equity securities ranking junior to preferred stock we have issued;

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  on a parity with all equity securities we have issued, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

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  junior to all preferred stock of a different series that we have issued the terms of which specifically provide that such equity securities rank senior to preferred stock of another series.

Dividends

        Subject to any preferential rights of any outstanding stock or series of stock and unless otherwise indicated in the applicable prospectus supplement, our holders of preferred stock of each series will generally be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, dividends (in cash, in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by our Board of Directors.

        Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date. We will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

        If preferred stock of any series is outstanding, we will not pay or declare a full dividend on a series of parity or junior preferred stock or common stock unless:

  •
  for preferred stock with cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay full cumulative dividends on the preferred stock through the then-current dividend period; or

  •
  for preferred stock lacking cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay full dividends for the then-current dividend period.

        If dividends are not paid in full (or if a sum sufficient has not been set aside for full payment), then dividends for both that series and any parity series will be declared pro rata. Therefore, the amount of dividends declared per share of both series will maintain the same ratio that accrued dividends per share of each series bear to each other. Accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of preferred stock do not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable for any dividend payment or payments on preferred stock of such series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless we have paid, or declared and set apart a sum sufficient to pay the then current dividend (including dividend payments in arrears if dividends are cumulative) for a series of preferred stock, we will not declare dividends (other than in

Class A common stock or preferred stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) or pay or set aside for payment or declare or make any other distribution upon shares of the common stock, junior stock or parity stock as to dividends or upon liquidation. Additionally, we shall not redeem, purchase or otherwise acquire for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) any shares of common stock, junior stock or parity stock as to dividends or upon liquidation. However, we may convert or exchange those shares into junior stock as to dividends and upon liquidation.

Redemption

        If so provided in the applicable prospectus supplement, any series of our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

        The prospectus supplement relating to a series of our preferred stock that is subject to mandatory redemption will specify:

  •
  the number of shares of such preferred stock that we will redeem in each year;

  •
  the year the redemption will commence;

  •
  the redemption price per share, together with an amount equal to all accrued and unpaid dividends to the date of redemption; and

  •
  whether the redemption price may be payable in cash or other property.

If the redemption price for our preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if we have not issued capital stock or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable class or series of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

        We cannot redeem, purchase or otherwise acquire shares of a series of preferred stock unless:

  •
  for preferred stock with cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay full cumulative dividends on the preferred stock through the then-current dividend period; or

  •
  for preferred stock lacking cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay full dividends for the then-current dividend period.

The foregoing shall not prevent the purchase or acquisition of preferred stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.

        If fewer than all of our outstanding preferred stock of any series are to be redeemed, we will determine the number of shares to be redeemed. We may redeem the shares on a pro rata basis from the holders of record of those shares in proportion to the number of those shares held or for which redemption is requested by the holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner we determine.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

  •
  the redemption date;

  •
  the number of shares and the series of preferred stock to be redeemed;

  •
  the redemption price;

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  the place or places where certificates for such shares are to be surrendered for payment of the redemption price;

  •
  that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

  •
  the date upon which the holder's conversion rights, if any, as to such shares shall terminate.

        If fewer than all shares of the preferred stock of any series are to be redeemed, the notice mailed to each holder shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any of our preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred stock, and all rights of the holders of the redeemable shares will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment will be made to the holders of any shares of common stock or any other class or series of preferred stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of each series of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all our outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

        Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights.

Conversion Rights

        The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of our Class A common stock will be set forth in the applicable prospectus supplement. Such terms will include:

  •
  the number of shares of Class A common stock into which the shares of preferred stock are convertible;

  •
  the conversion price (or manner of calculation);

  •
  the conversion period;

  •
  provisions as to whether conversion will be at the option of the holders of preferred stock or us;

  •
  the events requiring an adjustment of the conversion price; and

  •
  provisions affecting conversion in the event of the redemption of such series of preferred stock.

Book-Entry Preferred Stock

        The preferred stock of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of preferred stock will be described in the applicable prospectus supplement relating to such series.

Registrar and Transfer Agent

        The registrar and transfer agent for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

        The following is a general description of the depositary shares that we may offer from time to time. The particular terms of the depositary shares being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement.

        For purposes of this section of the prospectus, references to "Sinclair," "we," "our" or "us" refer only to Sinclair Broadcast Group, Inc. and not any of its current or future subsidiaries.

General

        We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of our preferred stock, as specified in the applicable prospectus supplement. We will deposit shares of preferred stock of each series represented by depositary shares under a separate deposit agreement among us, the applicable depositary and the holders from time to time of the depositary receipts. Generally, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of shares of preferred stock represented by the appropriate depositary shares, to all the rights and preferences of those shares of preferred stock (including dividend, voting, conversion, redemption and liquidation rights). As of September 30, 2015, we had no depositary shares issued and outstanding.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of our preferred stock to the depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

Upon request we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the applicable depositary receipts in proportion to the number of depositary receipts owned by such holder.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the appropriate record holders of depositary receipts. If the depositary determines that it is not feasible to make such distribution, then it may, with our approval, sell such property and distribute the net proceeds to the record holders.

Withdrawal of Shares

        Generally, if a holder surrenders depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption), the holder will be entitled to receive at that office the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of shares of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Thereafter, holders of such preferred stock will not be entitled to receive depositary shares for the preferred stock. If a holder seeks to withdraw more depositary shares than are available, then the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever we redeem preferred stock held by the preferred stock depositary, the depositary will redeem as of the same redemption date the appropriate number of depositary shares, provided we shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock specified in the applicable prospectus supplement. If less than all the depositary shares are to be redeemed, the amount redeemed will be selected by the depositary by lot.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. All rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting of the Underlying Preferred Stock

        Upon receipt of notice of any meeting at which the holders of shares of preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of shares of preferred stock represented by such holder's depositary shares. The depositary will vote in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting to the extent it does not receive specific instructions from the depositary receipts holders.

Liquidation Preference

        In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of applicable preferred stock, as set forth in the appropriate prospectus supplement.

Conversion of Preferred Stock

        Our depositary shares, as such, are not convertible into shares of our Class A common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct us to cause conversion of the shares of represented preferred stock into whole shares of Class A common stock or preferred stock, as the case may be, and we will agree that upon receipt of such instructions and any amounts payable, we will convert the depositary shares utilizing the same procedures as those provided for delivery of shares of preferred stock to effect such conversion. If the depositary shares are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional shares of Class A common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the Class A common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

        We and the depositary may, at any time, agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless that amendment has been approved by the existing holders of at least a majority of the depositary shares.

        We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each class of preferred stock affected by the termination consents to the termination, whereupon the depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts.

        In addition, the deposit agreement will automatically terminate if:

  •
  all outstanding depositary shares shall have been redeemed;

  •
  there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of the applicable depositary receipts; or

  •
  each share of related preferred stock shall have been converted into capital stock not so represented by depositary shares.

Charges of Preferred Stock Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, unless otherwise specified in the applicable prospectus supplement, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary, which must be appointed within 60 days after delivery of the notice of resignation or removal and, as in the case of the original preferred stock depositary, must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The depositary will forward to holders of depositary receipts any reports and communications from us, including our annual reports and Exchange Act filings, which are received by the depositary with respect to the related preferred stock. The holders of depositary receipts shall have the rights to inspect the transfer books of the depositary and the list of holders of depositary receipts as provided in the applicable deposit agreement or as required by law.

        We, as well as the depositary, will not be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performing our respective duties in good faith and without negligence, gross negligence or willful misconduct, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depositary receipts, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

        If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on our claims, requests or instructions.

DESCRIPTION OF COMMON STOCK

        The following description of our two classes of common stock sets forth certain general terms and provisions of each class of common stock. In this prospectus we are only offering for issuance our Class A common stock to which any prospectus supplement may relate, including a prospectus supplement providing that Class A common stock will be issuable upon conversion of our debt securities or our preferred stock or upon the exercise of our warrants to purchase Class A common stock. The statements below describing each class of common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws.

        For purposes of this section of the prospectus, references to "Sinclair," "we," "our" or "us" refer only to Sinclair Broadcast Group, Inc. and not any of its current or future subsidiaries.

General

        Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.01 per share, 140,000,000 shares of Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 8, 2016, we had 68,826,930 shares of Class A common stock outstanding and 25,928,357 shares of Class B common stock outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

        The rights of the holders of the Class A common stock and Class B common stock are substantially identical in all respects, except for voting rights and the right of Class B common stock to convert into Class A common stock.

        The following descriptions of our Class A common stock and Class B common stock, and any description of our Class A common stock in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the Maryland General Corporation Law, the actual terms of our articles of incorporation and our bylaws, each as amended and/or restated from time to time.

Class A Common Stock

Voting Rights

        Each holder of our Class A common stock is entitled to one vote per share. The holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors, except as otherwise required by Maryland General Corporation Law. There is no cumulative voting in the election of directors.

Dividends

        Subject to the rights of our outstanding preferred stock, if any, which may be hereafter classified and issued, holders of Class A common stock are entitled to receive dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor. All holders of our common stock shall have identical rights to receive any dividends or distributions, and no dividends or distributions shall be paid on any shares of Class A common stock unless the same is paid on all shares of our common stock.

Preemptive Rights

        Holders of shares of our Class A common stock do not have any preemptive rights.

Redemption Rights

        Our shares of Class A common stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation Rights

        In the event of any liquidation, dissolution, or winding up of Sinclair, after the payment of debts and liabilities and subject to the prior rights of the preferred stockholders, if any, and the rights of the holders of our Class B common stock, the holders of our Class A common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

Listing

        Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol "SBGI."

Class B Common Stock

        The rights of the holders of our Class B common stock are identical with those of our Class A common stock in all respects, except for voting rights and the right of Class B common stock to convert into Class A common stock. Further, in any merger, consolidation or business combination, the consideration to be received per share by the holders of the Class A common stock must be identical to that received by the holders of the Class B common stock, except that in any transaction in which shares of a third party's common stock are distributed in exchange for our common stock, the shares may differ as to voting rights to the extent that the voting rights now differ among the classes of common stock.

Voting Rights

        The holders of our Class B common stock are entitled to ten votes per share except in certain circumstances described below. The holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Maryland General Corporation Law.

        Notwithstanding the foregoing, the holders of our Class B common stock are entitled to only one vote per share, voting as a single class with the holders of our Class A common stock, with respect to any proposed: (a) "going private" transaction; (b) sale or other disposition of all or substantially all of our assets; (c) sale or transfer which would cause a fundamental change in the nature of our business; or (d) merger or consolidation of our Company in which the holders of our common stock will own less than 50% of the common stock following the transaction. A "going private" transaction is defined as any "Rule 13e-3 transaction," as that term is defined in Rule 13e-3 promulgated under the Exchange Act, between us and (1) any of the controlling stockholders, as defined below, (2) any affiliate, as defined below, of the controlling stockholders or (3) any group of which the controlling stockholders are an affiliate or of which the controlling stockholders are a member. An "affiliate" is defined as the following: (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under the common control of the controlling stockholders; (ii) any corporation or organization (other than us or one of our majority-owned subsidiaries) of which any of the controlling stockholders is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities or in which any of the controlling stockholders has a substantial beneficial interest; (iii) a voting trust or similar arrangement pursuant to which the controlling stockholders generally control the vote of the shares of common stock held by or subject to any trust or arrangement; (iv) any other trust or estate in which any of the controlling stockholders has a substantial beneficial interest or as to which any of the controlling stockholders serves as a trustee or in a similar fiduciary capacity; or (v) any relative or spouse of the controlling stockholders or any relative of the spouse who has the same residence as any of the controlling stockholders.

Conversion

        Except for transfers to a permitted transferee (generally, related parties of David D. Smith, Frederick G. Smith, J. Duncan Smith or Robert E. Smith, whom we refer to as the "controlling stockholders"), any transfer of shares of Class B common stock held by any of the controlling stockholders will cause the shares to be automatically converted to Class A common stock. Any conversion of our Class B common stock into our Class A common stock shall be at a one-to-one ratio, and the Class A common stock issued upon any such conversion shall be deemed to be fully paid and nonassessable.

        If the total number of shares of common stock held by the controlling stockholders falls to below 10% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be classified as Class A common stock. Holders of our

Class B common stock may, however, pledge his shares of class B common stock pursuant to a bona fide pledge of such shares as collateral security for any indebtedness due to the pledge without causing an automatic conversion into Class A common stock, so long as such shares may not be transferred to or registered in the name of the pledge unless such pledge is a permitted transferee. In the event of a foreclosure or other similar action by a pledge who is not a permitted transferee, such pledged shares of Class B common stock shall be converted automatically, without any act or deed on the part of Sinclair or any other person, into shares of our Class A common stock as above provided.

        In addition to the above conversion terms of our Class B common stock, each holder of our Class B common stock has the right to convert his shares at any time into our Class A common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class B common stock is Thomas & Libowitz, P.A.

Listing

        Our Class B common stock is not listed on any securities exchange or automated quotation system.

Certain Provisions of Maryland Law and Our Articles of Incorporation and Bylaws

        The following summary of certain provisions of the Maryland General Corporation Law and our articles of incorporation and bylaws is not complete. You should read the Maryland General Corporation Law and our articles of incorporation and bylaws for more complete information.

        Limitation of Liability of Directors and Officers.    Our bylaws also provide that each director shall perform his duties in good faith and with such care as an ordinarily prudent person in like position would use under similar circumstances. In performing his duties, each director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in which case prepared or presented by: (a) one or more officers or employees of ours whom the director reasonably believes to be reliable and competent in the matters presented; (b) counsel, certified public accountants or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence; or (c) a Committee of our Board of Directors that has been duly designated upon which such director does not serve as to matters within its designated authority, which Committee such director reasonably believes to merit confidence. Our bylaws provide that a director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A director who performs his duties in compliance with the foregoing shall have no liability by reason of being or having been a director of ours.

        Indemnification of Directors and Officers.    Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Maryland law. Under current Maryland law, we will indemnify (i) any director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expense incurred by him in connection with the proceeding and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, our articles of incorporation and bylaws require us to pay or reimburse, in advance of the final disposition of a proceeding, expenses incurred by a director or officer to the fullest extent provided by Maryland law. Current Maryland law provides that we shall have received, before providing any such payment or reimbursement, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by Maryland law and our bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our articles of association and bylaws also permit our Board of Directors to provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity. Our articles of incorporation also provide that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

        Meetings of Stockholders.    Our bylaws provide for an annual meeting of stockholders to elect individuals to the Board of Directors and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, the President, a Vice President, the Secretary or any director of the Board of Directors upon the request in writing of the holders of a majority of all the votes entitled to be cast with regard to the business to be transacted at such special meeting and such request shall state the purpose of purposes of the special meeting. Business transacted at all special meetings of stockholders shall be confined to the purpose or purposes listed in the notice of such special meeting.

        Voting as a Separate Class.    Under Maryland General Corporation Law, the holders of common stock are entitled to vote as a separate class with respect to any amendment of our articles of incorporation that would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class or modify or change the powers, preferences or special rights of the shares of the class so as to adversely affect the class.

        Business Combinations.    Maryland General Corporation Law prohibits us from entering into "business combinations" and other corporate transactions unless special actions are taken. The business combinations that require these special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an "interested stockholder" (as defined below). An interested stockholder is:

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  any person who beneficially owns 10% or more of the voting power of our shares; or

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  any of our affiliates which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question.

        We may not engage in a business combination with an interested stockholder or any of its affiliates for five years after the interested stockholder becomes an interested stockholder. We may engage in business combinations with an interested stockholder if at least five years have passed since the person became an interested stockholder, but only if the transaction is:

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  recommended by our Board of Directors; and

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  approved by at least,

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  80% of our outstanding shares entitled to vote; and

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  two-thirds of our outstanding shares entitled to vote that are not held by the interested stockholder.

        Stockholder approval will not be required if our stockholders receive a minimum price (as defined in the statute) for their shares and our stockholders receive cash or the same form of consideration as the interested stockholder paid for its shares.

        This prohibition does not apply to business combinations involving us that are exempted by the Board of Directors before the interested stockholder becomes an interested stockholder. It is anticipated that our board of directors will exempt from the Maryland statute any business combination with the controlling stockholders, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons.

        Control Share Acquisitions.    The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless two-thirds of the stockholders (excluding shares owned by the acquirer, and by the officers and directors who are employees of the Maryland corporation) approve their voting rights.

        "Control Shares" are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the directors

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  10% or more but less than one-third of such shares;

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  one-third or more but less than a majority of such shares; or

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  a majority of the outstanding shares.

        Control shares do not include shares the acquiring person is entitled to vote with stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the control shares. We could also present the question at any stockholders' meeting on our own.

        If this provision becomes applicable to us, subject to certain conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a stockholders meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other stockholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by our articles of incorporation or bylaws.

Foreign Ownership

        Under our articles of incorporation and in order to comply with rules and regulations administered by the Federal Communications Commission, or the FCC, we are not permitted to issue or transfer on our books any of our capital stock to or for the account of any Alien, as defined in our articles of incorporation, if after giving effect to the issuance or transfer, the capital stock held by or for the account of any Alien or Aliens would exceed, individually or in the aggregate, 25% of our capital stock at any time outstanding. Pursuant to our articles of incorporation, we will have the right to repurchase any shares of our capital stock owned beneficially by an Alien or Aliens at the fair market value to the extent necessary, in the judgment of the board of directors, to comply with the foregoing ownership restrictions. Our articles of incorporation also provides that no Alien or Aliens shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all of the shares of our capital stock outstanding and entitled to vote at any time and from time to time.

        Our articles of incorporation also provide that no Alien shall be qualified to act as an officer of our Company at any time and that no more than 25% of the total number of directors of our Company at any time may be Aliens. Our articles of incorporation give our board of directors all powers necessary to implement and administer the foregoing provisions.

 DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common or preferred stock. If we offer warrants, we will describe the terms in a prospectus supplement. Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to stockholders and may be attached to or separate from other securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of such warrants.

        For purposes of this section of the prospectus, references to "Sinclair," "we," "our" or "us" refer only to Sinclair Broadcast Group, Inc. and not any of its current or future subsidiaries.

        The following are some of the warrant terms that could be described in a prospectus supplement:

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  the title of the warrant;

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  the aggregate number of warrants;

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  price or prices at which the warrant will be issued;

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  the designation, number and terms of the preferred shares or common shares that may be purchased on exercise of the warrant;

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  the date, if any, on and after which the warrant and the related securities will be separately transferable;

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  the price at which each security purchasable on exercise of the warrant may be purchased;

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  the dates on which the right to purchase the securities purchasable on exercise of the warrant will begin and end;

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  the minimum or maximum number of securities that may be purchased at any one time;

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  any anti-dilution protection;

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  information with respect to book-entry procedures, if any;

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  a discussion of material federal income tax considerations; and

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  any other warrant terms, including terms relating to transferability, exchange or exercise of the warrant.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by this prospectus in one or more of the following ways from time to time: (1) through underwriters or dealers; (2) through agents; (3) in "at the market offerings" to or through a market maker or into an existing trading market or securities exchange or otherwise; (4) directly to purchasers; or (5) through a combination of any of these methods of sale. Any such underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell our securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell our securities upon the terms and conditions set forth in an applicable prospectus supplement. In connection with the sale of our securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of our securities for whom they may act as agent. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation we pay to underwriters or agents in connection with the offering of our securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the our securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase our securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts shall be not less or more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of our securities less the principal amount thereof covered by contracts.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

        The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. No assurance can be given as to the liquidity of the trading market for any such securities.

        If underwriters or dealers are used in the sale, until the distribution of the securities is completed, the SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (in other words, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

LEGAL MATTERS

        The validity of the securities being offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the reports (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the operations of the television stations that the registrant acquired during 2014 from Allbritton Communications Company, New Age Media, and the operations of WGXA- TV, KSNV-TV, WJAR-TV, WTGS-TV, WLUK-TV, and WCWF-TV) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited historical combined financial statements of Combined Perpetual Corporation incorporated in this prospectus by reference to Sinclair Broadcast Group, Inc.'s Current Report on Form 8-K dated August 6, 2014 (as amended) have been so incorporated by reference in reliance upon the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

12,000,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT
                        , 2017

Wells Fargo Securities

J.P. Morgan

RBC Capital Markets

BofA Merrill Lynch

Deutsche Bank Securities

SunTrust Robinson Humphrey

Citizens Capital Markets

Mizuho Securities

MUFG

LionTree

Moelis & Company